Exhibit 99.1
BROADPOINT SECURITIES GROUP, INC. ANNOUNCES
SHAREHOLDER APPROVAL OF NAME CHANGE
NEW YORK, NY, December 28, 2007 — Broadpoint Securities Group, Inc. (NASDAQ: BPSG) today announced that at its special meeting the Company’s shareholders approved an amendment to the Company’s Certificate of Incorporation changing the name of the Company from First Albany Companies Inc. to Broadpoint Securities Group, Inc. Changing the name of the Company completes the final step in the launch of the Company’s new corporate brand — Broadpoint.
Lee Fensterstock, Chairman and Chief Executive Officer, stated, “Completing this final step of the rebranding process is exciting for our company. We believe our new name, together with the recent $50 million equity investment from an affiliate of MatlinPatterson Global Opportunities Partners II, will allow us to continue to reposition ourselves and take advantage of the great opportunities in the large and growing middle market.”
The Company’s shareholders also approved a proposal permitting shareholders having the minimum number of votes necessary to authorize an action to do so by written consent in lieu of a shareholder meeting.
About the Company
Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that serves the growing institutional market and corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. The Company offers a diverse range of products through its Equities division, as well as Broadpoint Securities, Inc., its mortgage-backed security/asset-backed security trading subsidiary, and FA Technology Ventures Inc., its venture capital division.
Forward-Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
Contact
C. Brian Coad
Chief Financial Officer
Broadpoint Securities Group, Inc.
212.273.7120